Exhibit 10.1

April 28, 2017

Mr. Robert Tykal

1900 Mooring Line Drive

Mt Pleasant, SC 29466

Dear Robert,

I am pleased to extend an offer of employment to you as Senior Vice President, Operations for Superior Industries International, Inc. In this position you will be based out of our corporate headquarters in Southfield, Michigan and will report directly to me.

Compensation and Benefits

The starting base salary will be $400,000 per year, less applicable Federal and State taxes. This is a salaried position and you will be paid semi-monthly in the amount of $16,666.66. You will also receive a car allowance of $800 per month pre-tax, payable at the first pay period of each month.

You will be eligible to participate in the following Superior Industries Incentive Compensation Programs:

•	Under our Annual Incentive Performance Program (AIPP), you will be eligible for a discretionary annual performance bonus with a target of 50% of your base salary. All earned bonuses are typically paid before March 15th of the following year and are based on the company’s performance as well as your individual performance.

•	Additionally, as Senior Vice President, Operations, you qualify to receive an incentive award through participation in Superior’s 2015-2017, 2016-2018, and 2017-2019 Long-Term Incentive program as administered by Superior’s Compensation and Benefits Committee of the Board of Directors (“Committee”) at values identified in attachment A. Within the first thirty days of employment, you will be granted a special one-time equity award valued at $400,000 that includes a two year cliff vesting.

You will also be eligible to receive reimbursement for actual documented relocation related expenses incurred up to $25,000.

As an employee of Superior Industries International, Inc., you will be eligible to participate in our medical, dental, vision, life and long-term disability insurance plans, with eligibility beginning on the first day of the calendar month following your date of hire. A 401(K) plan with a company match is also offered to assist you in your long-term financial planning on the first day of the calendar month following 60 days of employment.

Vacation

You are eligible for four weeks of paid vacation per year.

Start date

Your start date of employment will be June 12, 2017.

Contingencies

This offer is contingent upon the successful completion of the pre-employment urinalysis and alcohol screening; satisfactory results being obtained from the verifications of work history and criminal background and credit checks.

The Immigration Reform and Control Act of 1986 requires Superior to verify the identity of every new employee and their legal right to work in the United States. Your continued employment is conditional upon your ability to provide the necessary proof as indicated on the backside of the Employment Eligibility Verification Form (Form I-9).

Employment

Employment with the Company is at-will and is not for any fixed period of time. Employees may terminate their employment at any time for any reason. Similarly, the Company may terminate any individual’s employment at any time for any reason. Your employment will be conditional upon your signing an agreement to your at-will employment status.

If you find the terms of our offer acceptable, please acknowledge by signing and returning one copy of this letter to me. This letter represents all terms associated with this offer of employment.

Rob, I want you to know that the directors and employees that met with you at Superior are very excited about you joining the company.

Sincerely,

/s/ Don Stebbins
Don Stebbins
President and Chief Executive Officer

I hereby accept this offer of employment:

Robert Tykal:	/s/ Robert M. Tykal	Date: 05 May 2017